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                         COMPANY: WORLD OF SCIENCE, INC.
                                  TICKER: WOSI
                                  EXCHANGE: NMS

                                 FORM-TYPE: 10-Q
           Exhibit 11. Statement re Computation of Per Share Earnings


                           FILING-DATE: June 13, 2000

                                   Exhibit 11

                             WORLD OF SCIENCE, INC.
                        COMPUTATION OF PER SHARE NET LOSS
                      (In thousands, except per share data)

                                                            Quarter Ended
                                                   -----------------------------
Basic Loss Per Share:                              May 1, 1999    April 29, 2000
                                                   -----------    --------------

Net loss                                            $(1,573)         $(2,157)

Weighted average common shares outstanding            4,761            4,736

Basic loss per share                                $ (0.33)         $ (0.46)
                                                    =======          =======

Diluted Loss Per Share:

Net loss                                            $(1,573)         $(2,157)

Weighted average common shares outstanding            4,761            4,736

Diluted loss per share                              $ (0.33)         $ (0.46)
                                                    =======          =======


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